EXHIBIT R

Amendment to Regions Bank Commitment Letter

Exhibit R

October 30, 2007

BBAC, LLC and its Subsidiaries

3060 Peachtree Road, N.W.

Suite 1410

Atlanta, Georgia 30305

Attention: Mr. Reid M. Zeising

Re:	Letter Agreement dated June 6, 2007 among BBAC, LLC (“BBAC”), for itself and BBAC Merger Sub, Inc. (“Merger Sub”), and Regions Bank (“Regions”) with respect to an $18,500,000 Senior Secured Revolving Credit and Term Loan Facility, as amended by that certain Letter Agreement dated September 28, 2007 between BBAC and Regions (as so amended, the “Commitment Letter”).

Ladies and Gentlemen:

Reference is made to the Commitment Letter and the Term Sheet referenced therein, dated June 6, 2007, by Regions and accepted by BBAC, as amended by that certain Letter Agreement dated September 28, 2007 by Regions and accepted by BBAC. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Commitment Letter, as so amended.

BBAC has requested that Regions extend the effectiveness of the Commitment Letter. Regions is willing to extend the effectiveness of the Commitment Letter, on the terms and subject to the conditions set forth herein.

Now therefore, for Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Regions and BBAC hereby agree as follows:

The Commitment Letter and Term Sheet are hereby amended as follows:

(a) The Commitment Letter is hereby amended by deleting the references to “October 31, 2007” appearing in the fourth paragraph (page two) of the Commitment Letter and in the tenth paragraph (page three) of the Commitment Letter, and by substituting in lieu thereof the date “November 5, 2007”.

(b) The Term Sheet is hereby amended by deleting the reference to “October 31, 2007” appearing in the section entitled “Collateral” set forth on page four of the Term Sheet, and by substituting in lieu thereof the date “November 5, 2007”.

This letter shall become a binding agreement upon execution by Regions and BBAC prior to 5:00 p.m. on October 31, 2007. This letter may be executed in one or more counterparts, all of which, when taken together, shall constitute one and same agreement. Any copy of a manually executed signature page to this letter delivered by any party by facsimile or other electronic transmission shall be deemed an original signature page hereto.

The agreements contained in this letter shall be governed by laws of the State of Georgia.

Except as modified hereby, the terms of the Commitment Letter and the Term Sheet remain in full force and effect.

[Signature Pages Follow.]

If the Companies accept and agree to the foregoing, please so indicate by executing and returning the enclosed copy of this letter for itself and its subsidiaries to Lender on or before October 31,2007.

Very truly yours,

REGIONS BANK

By:	/s/ Brad Greer
Brad Greer
Senior Vice President

Accepted and agreed to on October 30, 2007:

BBAC, LLC,
for itself and BBAC Merger Sub, Inc.

By:	/s/ Reid M. Zeising
Reid M. Zeising
Title:	Managing Member